                                                                    EXHIBIT 10.3

                               CREDIT AGREEMENT


                                    BETWEEN


                           ATP OIL & GAS CORPORATION
                              a Texas corporation


                                      AND



                      AQUILA ENERGY CAPITAL CORPORATION,
                            a  Delaware corporation



             DATED APRIL __, 1999, EFFECTIVE AS OF MARCH 31, 1999

                                 TABLE OF CONTENTS
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                                                                                   PAGE

ARTICLE I:             DEFINITIONS AND REFERENCES...............................      1
     Section 1.1       Defined Terms............................................      1
     Section 1.2       Exhibits and Schedules...................................     10
     Section 1.3       Amendment of Defined Instruments.........................     10
     Section 1.4       References and Titles....................................     10
     Section 1.5       Calculations and Determinations..........................     10

ARTICLE II:            THE LOANS................................................     11
     Section 2.1       The Loans................................................     11
     Section 2.2       Use of Proceeds..........................................     12
     Section 2.3       Repayment of the Loans...................................     12
     Section 2.4       Prepayment of the Loans..................................     13
     Section 2.5       Commencement of ORRI Payments............................     13
     Section 2.6       Application of Receipts..................................     13
     Section 2.7       Borrower Sub-Account.....................................     14
     Section 2.8       Purchasers of Production.................................     15
     Section 2.9       Mandatory Prepayment of the Loans........................     15
     Section 2.10      Initial Swap Agreement...................................     15

ARTICLE III:           SECURITY.................................................     15
     Section 3.1       Security.................................................     15
     Section 3.2       Perfection and Protection of Security Interests and Liens     15
     Section 3.3       Release of Collateral....................................     16
     Section 3.4       Account Debtors..........................................     16

ARTICLE IV:            REPRESENTATIONS AND WARRANTIES...........................     16
     Section 4.1       Representations and Warranties of Borrower...............     16
     Section 4.2       Employees................................................     19

ARTICLE V:             NOTICE OF CERTAIN EVENTS.................................     20
     Section 5.1       Notice of Certain Matters................................     20
     Section 5.2       Other Information........................................     21

ARTICLE VI:            SPECIAL PROVISIONS RELATING TO EQUIPMENT.................     21
     Section 6.1       Location: Records........................................     21
     Section 6.2       Maintenance..............................................     21
     Section 6.3       Dispositions.............................................     21
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                                       i
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

ARTICLE VII:           COVENANTS OF BORROWER.................................   21
     Section 7.1       Affirmative Covenants.................................   21
     Section 7.2       Negative Covenants....................................   28

ARTICLE VIII:          FURTHER RIGHTS OF LENDER AND BORROWER.................   29
     Section 8.1       Maintenance of Security Interests.....................   29
     Section 8.2       Performance of Obligations............................   30
     Section 8.3       Overriding Royalty Interest...........................   30
     Section 8.4       ORRI Option...........................................   30
     Section 8.5       Non-Recourse..........................................   31
     Section 8.6       Removal and Appointment of Operator...................   32
     Section 8.7       Set-Off Rights........................................   32

ARTICLE IX: CLOSING;   CONDITIONS TO CLOSING................................... 32
     Section 9.1       Closing...............................................   32
     Section 9.2       Conditions to Closing.................................   32
     Section 9.3       Conditions Precedent to Funding.......................   34

ARTICLE X:             EVENTS OF DEFAULT AND REMEDIES........................   35
     Section 10.1      Events of Default.....................................   35
     Section 10.2      Acceleration..........................................   37
     Section 10.3      Remedies..............................................   38
     Section 10.4      Indemnity.............................................   39

ARTICLE XI:            MISCELLANEOUS.........................................   39
     Section 11.1      Waivers and Amendments; Acknowledgments and Admissions   39
     Section 11.2      Survival of Agreements: Cumulative Nature.............   40
     Section 11.3      Notices...............................................   41
     Section 11.4      Parties in Interest; Transfers........................   42
     Section 11.5      Governing Law; Submission to Process..................   42
     Section 11.6      Limitation on Interest................................   42
     Section 11.7      Termination; Limited Survival.........................   43
     Section 11.8      Severability..........................................   43
     Section 11.9      Counterparts..........................................   43
     Section 11.10     Further Assurances....................................   43
     Section 11.11     Waiver of  Punitive Damages, Etc......................   43
     Section 11.12     Representations and Warranties of Lender..............   44

ARTICLE XII:           ARBITRATION...........................................   45
     Section 12.1      Arbitration...........................................   45
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                                       ii

EXHIBITS

Exhibit A    Properties
Exhibit B    Advancing Note
Exhibit C    Property Operating Statement
Exhibit D    Request for Commitment
Exhibit E    Cost Certificate


SCHEDULES

Schedule 2.1(a)     Existing Debt and Existing Liens
Schedule 2.1(b)     Development Operations
Schedule 2.8        Purchasers of Production
Schedule 4.1(c)     Stockholders of Borrower and
                    Stock Obligations
Schedule 4.1(h)     Other Obligations and Restrictions
Schedule 4.1(k)     ERISA Plans
Schedule 4.1(l)     Places of Business
Schedule 4.1(m)     Unpaid Bills
Schedule 4.1(o)     Affiliates
Schedule 7.1(b)     Existing Hydrocarbon Sales Agreement
Schedule 7.1(f)(i)  Hydrocarbon Pricing Parameters
Schedule 7.1(s)     Compliance with Environmental and Other Laws

                                 CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made and entered into the _____ day of April, 1999, effective on the 31st day of March, 1999, by and among ATP OIL & GAS CORPORATION, a Texas corporation (the "Borrower"), and AQUILA ENERGY CAPITAL CORPORATION, a Delaware corporation (the "Lender").

     WHEREAS, Borrower has requested that Lender make available, and Lender is willing to make available to Borrower on the terms and conditions hereinafter set forth, loans for refinancing of existing debt and the development of certain oil and gas properties located in the United States Gulf of Mexico Outer Continental Shelf.

     NOW, THEREFORE, the parties hereto in consideration of the foregoing and the terms, covenants, provisions and conditions hereinafter set forth hereby agree as follows:

                   ARTICLE I:    DEFINITIONS AND REFERENCES

     Section I.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below

     "AAA" has the meaning given to such term in Section 12.1(a).

     "Advancing Note" has the meaning given to such term in Section 2.1(a).

     "Adverse Effect" means (i) any changes or effects that individually or in the aggregate impact the business, operations, prospects or condition (financial or other) of the Borrower adversely and in an amount exceeding $1,000,000.00 or impact the Collateral adversely and in an amount exceeding $1,000,000.00, (ii) the impairment of the ability of the Borrower in any respect to perform its obligations under any of the Loan Documents to which it is a party, or (iii) the impairment of the Lender's ability to realize the practical benefits of the Security Documents or the Overriding Royalty Interest Conveyance.

     "AFE" means Authorization for Expenditures.

     "Affiliate(s)" means, as to any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person will be deemed to control such other Person, (ii) any Subsidiary of the Borrower shall be deemed to be an Affiliate of the Borrower, and (iii) the parent and any sister corporation of the Borrower shall be deemed to be an Affiliate of the Borrower.

     "Agreement" means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in compliance with applicable provisions hereof.

     "Arbitration Notice" has the meaning given to such term in Section 12(c).

     "Assignees" has the meaning given to such term in Section 8.4.

     "Borrower Sub-Account" has the meaning given such term in Section 2.7(a).

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Texas.

     "Cash Collateral Account" has the meaning given to such term in Section 2.7(a).

     "Cash Collateral Account Agreement" means the agreement in the form mutually satisfactory to the Lender and the Borrower, duly executed by the Borrower, the Lender and the financial institution at which the Cash Collateral Account is to be maintained.

     "Closing" has the meaning given such term in Section 9.1.

     "Closing Date" has the meaning given such term in Section 9.1.

     "Collateral" means all property of any kind which, pursuant to any Loan Document, is subject to a Lien in favor or for the benefit of the Lender or is purported to be subject to such a Lien, including without limitation, the Equipment and the Properties.

     "Cost Certificate" has the meaning given such term in Section 2.1(b), each such certificate to be in the form attached hereto as Exhibit E.

     "Debt" means, as to the Borrower, all indebtedness, liabilities and obligations of Borrower, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered debt pursuant to GAAP, excluding contingent abandonment liabilities not yet accrued.

     "Debt Service" means the principal and interest due pursuant to the Note for any Interest Period.

     "Dedication Rate" has the meaning given such term in Section 2.6(b).

     "Defensible Title" means (i) with respect to the Properties, such title that: (A) with respect to each well or Unit located on the Leases entitles Borrower to receive, free and clear of all royalties, overriding royalties and net profits interests (except the ORRI), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests of Borrower reflected in Exhibit A for such wells or Units for the productive life of such well or Unit (subject only to the Permitted Encumbrances); and (B) with respect to each well or Unit located on the Leases obligates Borrower to bear costs and expenses relating to the maintenance, development and operation of such well or Unit in an amount not greater than the Working Interests of Borrower reflected in Exhibit A for the productive life of such well or Unit (subject only to the Permitted Encumbrances); free and clear of any security interest, lien, encumbrance, mortgage, claim, security agreement or other charge, other than the Permitted Encumbrances and any liens, mortgages, and security interests in favor of Lender and its Affiliates or which are permitted hereunder.

     "Development Loan" means the loan or loans made or to be made by the Lender to the Borrower, as evidenced by the Note, for development operations as described on Schedule 2.1(b) attached to this Agreement.

     "Development Operations" means those operations described on Schedule 2.1(b) attached hereto.

     "Direct Taxes" means (a) Property Taxes, (b) Severance Taxes, (c) ad valorem taxes, (d) conservation taxes, and (e) any other taxes of any kind, excluding only income taxes and franchise taxes, imposed on the Borrower in connection with or as a result of its ownership of the Properties or Hydrocarbon production allocable to the Properties.

     "Drawdown Termination Date" means April 1, 2000.

     "Engineers" means, unless specifically provided otherwise, the following petroleum engineering firms: Ryder Scott Company and S.A. Holditch & Associates, Inc. or such other petroleum engineering firms mutually agreeable to the Borrower and the Lender.

     "Environmental Laws" means any and all federal, state or local statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. For purposes of this definition, "chemicals" includes all substances referred to in the second sentence of the definition herein of "Hazardous Materials".

     "Equipment" means Borrower's undivided interest in all equipment of every kind and nature used for or in the operation of the Properties, equivalent to the undivided interest of the Borrower constituting the Property on which such Equipment is used, including but not limited to, pipelines, well and lease equipment and surface equipment, casing, tubing, connections, rods, pipe, machines, compressors, gathering systems, meters, motors, pumps, tankage, fixtures, storage and handling equipment and all other equipment or movable property of any kind and nature and wherever situated now or hereafter owned by Borrower or in which Borrower may now or hereafter have any interest (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all logs and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "ERISA Plan" means any employee pension benefit plan which is maintained by any Person subject to Title IV of ERISA.

     "Event of Default" has the meaning given such term in Section 10.1;

     "Existing Debt" has the meaning given such term in Section 2.1(a).

     "Existing Liens" has the meaning given such term in Section 2.1(a).

     "Facility Fee" means the expenses owed by Borrower to Lender as consideration, in part, for entering into the transactions contemplated under this Agreement and the other Loan Documents.

     "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any calendar year.

     "Fiscal Year" means a twelve-month period ending on December 31 of any calendar year.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

     "Gas Purchase and Sale Agreement" has the meaning given such term in
Section 7.1(b).

     "Gross Receipts" means all sums received by Borrower in connection with production of Hydrocarbons from or allocable to the Properties from March 1, 1999 to March 31, 1999 and during each calendar month thereafter and consisting of Swap Settlement Proceeds and proceeds under gas purchase agreements, oil purchase agreements, natural gas liquids purchase agreements, and any other receipts relating to or arising from the sale or other disposition of Hydrocarbons allocable to the Properties or the sale or other disposition of any Equipment.

     "Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise. "Hazardous Materials" also includes (a) any petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel (including any mixtures of the foregoing) that has been or may be emitted, discharged or released into the environment, and (b) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal reserves.

     "Hydrocarbons" means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

     "Indebtedness" means and includes (i) all obligations for borrowed money of any kind or nature, including funded and unfunded debt or guarantees thereof and contingent obligations in respect of any of the foregoing including, without limitation, reimbursement obligations in respect of letters of credit, and (ii) all obligations for the acquisition or use of any fixed asset or improvements thereto, including capitalized leases but excluding operating leases, which are payable over a period longer than one year or guarantees thereof, regardless of the term thereof or the Person or Persons (each as hereinafter defined) to whom the same is payable; provided, however, that Indebtedness shall not include trade payables incurred in the ordinary course of business so long as the same are being paid within thirty (30) days after becoming due (or, with respect to any vendor, within such longer period as is acceptable to such vendor) or are being contested in good faith.

     "Initial Loan" means the loan made by Lender to Borrower, as evidenced by the Note, for the refinancing of certain Existing Debt and to pay other amounts due by Borrower as described in Section 2.1(a) and Section 2.2 of this Agreement.

     "Initial Reserve Report" means that certain reserve report dated March 31, 1999 prepared by Ryder Scott Company and dated March 31, 1999 prepared by S.A. Holditch & Associates, Inc., with respect to the Properties.

     "Interest Period" means each period beginning on (and including) the Repayment Date in one calendar month and ending on (but not including) the Repayment Date in the next following calendar month, provided that the first Interest Period for the Note and Loans shall begin on the Closing Date and end on the day before the first Repayment Date.

     "Interest Rate" means that interest rate stated in the Note.

     "Lease" or "Leases" means, whether one or more, (i) those certain oil and gas leases set forth in the description of each Property on Exhibit A attached hereto, and any extension, renewal, correction, modification, election or amendment (such as those relating to unitization) of any such Lease, or (ii) other oil, gas and/or mineral leases or other interests pertaining to the Properties which may now and hereafter be made subject to the Lien of any of the Security Documents and any extension, renewal, correction, modification, election or amendment (such as those relating to unitization) of any such lease or leases.

     "Lender" shall have the meaning given to such term in the first paragraph of this Agreement, and its successors and assigns as holders of the Note.

     "Letters in Lieu" means those certain letters in lieu of transfer orders, duly executed by Borrower, in the form satisfactory to Lender.

     "Lien" means, with respect to the Properties or other Collateral, any right or interest therein of a creditor to secure Debt owed to it or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows it to have such Debt satisfied out of such property or assets prior to the satisfaction of general creditors of the owner of such property or assets, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     "Loans" means, collectively, the Initial Loan and the Development Loans and "Loan" means, individually, the Initial Loan or any Development Loan as described in Section 2.1.

     "Loan Documents" means this Agreement, the Mortgage, the Security Agreement, the Note, the Overriding Royalty Interest Conveyance, the Gas Purchase and Sale Agreement, the Swap Agreement, the Lockbox Agreement, the Cash Collateral Account Agreement and other Security Documents, and all other agreements or instruments now, heretofore or hereafter delivered by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

     "Loan Termination Date" means the earlier of (a) April 25, 2002, (b) the date of payment and performance in full of all the Obligations of Borrower under the Loan Documents (other than the Overriding Royalty Interest Conveyance), and
(c) the date on which Lender notifies Borrower, as provided in Section 10.2, of the acceleration of payment of all Obligations because of the occurrence of an Event of Default.

     "Lockbox Agreement" means the agreement in form mutually satisfactory to Lender and the Borrower duly executed by Borrower and the other parties designated therein.

     "Maximum Rate" means the maximum non-usurious rate of interest that Lender is permitted under applicable law to contract for, take, charge, or receive from Borrower.

     "Mortgage" has the meaning given such term in Section 3.1.

     "Net Revenue" means, for any Interest Period, Gross Receipts received during such Interest Period minus the sum of (a) the share of Operating Expenses, Direct Taxes, royalties, overriding royalty interests and other interests payable out of or measured by the production of Hydrocarbons allocable to the undivided Working Interest of the Borrower constituting each Property and payable during such Interest Period, plus (b) any Swap Settlement Payables for the preceding calendar month.

     "Net Revenue Interest" or "NRI" has the meaning given the respective term in the Mortgage.

     "Net Revenue Reimbursement Amount" means the amounts released to Borrower pursuant to Section 2.7(b) hereof.

     "Note" means the Advancing Note in the form attached hereto as Exhibit B.

     "Notice of Assignment of Proceeds" has the meaning given such term in
Section 3.4.

     "Obligations" means all Debt from time to time owing from Borrower to Lender or any of Lender's Affiliates under or pursuant to any of the Loan Documents in connection with this Agreement or any transaction contemplated hereby, including without limitation, all principal, interest, fees, expenses, costs and indemnities.

     "Operating Agreements" means operating agreements relating to the Properties, including, without limitation, all those certain operating agreements which relate to or arise from the Properties pursuant to which Borrower is or hereafter becomes the operator, any of which that are entered into or amended after the date of this Agreement that would result in an Adverse Effect being subject to the Lender's prior written approval.

     "Operating Expenses" means (a) direct lease operating, compression, transportation and processing expenses and well maintenance expenses (such well maintenance expenses shall be limited to $100,000.00 per event, net to Borrower's Working Interest constituting the relevant Property, without Lender's prior consent), which arise from Borrower's Working Interests constituting the Properties in the wells that are subject to the Mortgage, that are billed to Borrower by the Operator or incurred by the Borrower, as Operator, of the Properties, (b) such Working Interest share of expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment, (c) such Working Interest share of overhead charges payable to a third party Operator pursuant to an applicable Operating Agreement in effect on the Closing Date with respect to any of the Properties (or such new Operating Agreements or amendments to existing Operating

Agreements that are approved in writing by Lender), excluding contract Operators employed by Borrower who own no interest in the Properties.

     "Operator" means any operators, including contract operators, of the Properties (as such terms are generally understood in the oil and gas industry) and as approved by Lender pursuant to Section 8.7 hereof.

     "ORRI" means that overriding royalty interest in Hydrocarbons produced, saved and sold or used off the premises of the relevant Lease, attributable to the undivided interest of the Borrower constituting each Property conveyed by Borrower to Lender pursuant to the Overriding Royalty Interest Conveyance dated the Closing Date.

     "ORRI Option" means Borrower's option to purchase the ORRI from Lender after such interest has been valued by mutually agreeable Engineers.

     "ORRI Sale Date" has the meaning given such term in Section 8.4.

     "Overriding Royalty Interest Conveyance" means an assignment, in form and substance acceptable to Lender, pursuant to which Borrower grants in favor of Lender an overriding royalty interest equal to six and one-fourth percent (6.25%) of Hydrocarbons produced, saved and sold or used off the premises of the relevant Lease, attributable to the undivided interest of the Borrower constituting each Property, calculated and paid on the same basis as royalty payable to the United States Department of Interior, Minerals Management Service pursuant to applicable rules and regulations, such grant to be made on the Closing Date but applicable only as to production on and after the first day of the first calendar month following the Loan Termination Date.

     "Permitted Encumbrances" has the meaning given such term in the Mortgage.

     "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

     "Properties" means those certain properties described in Exhibit A attached hereto and incorporated herein, to the extent of the specific undivided interest of the Borrower in any such Property stated therein.

     "Property Operating Statement" means the monthly statement, in the form attached hereto as Exhibit C, to be prepared and delivered by Borrower to Lender, pursuant to Section 2.6 hereof.

     "Property Taxes" means taxes imposed annually on Borrower which are based on or measured by the estimated value (at the time such taxes are assessed) of any Hydrocarbons underlying the lands covered by or pooled with the Leases attributable to the undivided interests of the Borrower in the various Leases constituting the Properties.

     "Proved Reserves" means the current estimated quantity of Hydrocarbons which analysis of geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions based on either actual production or conclusive formation tests.

     "Purchasers of Hydrocarbons" shall mean the Persons listed on Schedule 2.8 attached hereto, and all other Persons who, now or in the future, purchase Hydrocarbons attributable or allocable to Borrower's Net Revenue Interests constituting the Properties and are approved by Lender and Borrower in writing.

     "Purchase Price" has the meaning given such term in Section 8.4.

     "Repayment Date" means, prior to the satisfaction of all Obligations (other than with respect to the Overriding Royalty Interest Conveyance), the later of:
(i) the twenty-fifth (25th) day of each calendar month, or (ii) the first Business Day after the twenty-fifth (25th) day of such month following the deposit into the Cash Collateral Account of Gross Proceeds attributable to the sale of Hydrocarbons produced during the preceding calendar month attributable to the Working Interest of Borrower constituting each of the Properties; but in no event later than the last Business Day of the relevant calendar month; the first such Repayment Date to occur during April 1999.

     "Request for Commitment" means a written request from Borrower to Lender for an advance of funds as a Development Loan, in the form attached hereto as Exhibit D.

     "Reserve Report" means, unless specifically denoted otherwise, the petroleum engineering report defined in Section 7.1(f) hereof.

     "Rules" has the meaning given such term in Section 12.1(c).

     "Security Agreement" means a security agreement (Accounts, Equipment, General Intangibles and Inventory) executed by Borrower as debtor in favor of Lender as secured party dated as of the date hereof, in form and substance mutually satisfactory to Lender and the Borrower, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.

     "Security Documents" means the Mortgage and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

     "Severance Taxes" means taxes imposed on the Borrower or such production at the time Hydrocarbons are produced from a well situated on any of the Leases or on lands pooled therewith which are based on or measured by the amount or value of such Hydrocarbon production allocable to the Properties.

     "Subsidiary" means for any Person any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.

     "Swap Agreement" means any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction, as more specifically provided in those certain master swap agreements on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder which Borrower enters into with or through Lender of even date herewith and any other confirmations which Borrower may hereafter enter into with or through Lender.

     "Swap Settlement Payables" means any settlement amounts payable by Borrower under the terms of any executed Swap Agreement.

     "Swap Settlement Proceeds" means any settlement amounts paid to Borrower under the terms of any executed Swap Agreement.

     "Tax Claim" means any claim by a taxing authority that Borrower owes any amount of taxes of any kind other than claims for Severance Taxes and Property Taxes.

     "Title Opinions" means those certain title opinions addressed to Borrower and Lender and dated on or prior to the Closing Date, as the same may be or are required to be updated under this Agreement, covering all of the Properties.

     "Unit" means a pooled unit or proration unit as designated by an effective designation of unit, proration unit plan, or other instrument of similar impact properly filed with the appropriate governmental authority.

     "Unmatured Event of Default" means any event or condition which would, with the giving of any requisite notices and/or the passage of any requisite periods of time, constitute an Event of Default.

     "Working Interest" or "WI" have the meaning given such terms in the Mortgage.

     Section I.2 Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

     Section I.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document; provided, that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

     Section I.4 References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless otherwise expressly provided. Section and subdivision headings are for convenience only, do not constitute any part of such sections or subdivisions and shall be disregarded in construing the language contained in such sections or subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular sections or subdivisions unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section I.5 Calculations and Determinations. All calculations pursuant to the Loan Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as the case may be. Unless otherwise expressly provided herein or Lender otherwise consents in writing, all financial statements and reports to be furnished to Lender under the Loan Documents shall be prepared and all financial computations and determinations made pursuant to the Loan Documents, and with respect to the financial statements, shall be made in accordance with GAAP.


                             ARTICLE II: THE LOANS

     Section II.1  The Loans

          (a) The Initial Loan. Borrower intends to refinance certain existing debt (the "Existing Debt") secured by Liens encumbering Borrower's right, title and interest in certain of the Properties. The Existing Debt, as set forth on Schedule 2.1(a), is secured by those security instruments executed by Borrower listed on Schedule 2.1(a) attached hereto (the "Existing Liens"). To facilitate such refinancing and to pay other amounts due by Borrower as provided in Sections 2.2 and 7.1(z), Lender shall, subject to the terms and conditions set forth below, make available to Borrower a loan in the amount of Nineteen Million, One Hundred Sixty-Five Thousand Dollars ($19,165,000), to be paid in U.S. Dollars by wire transfer, and such Loan shall be evidenced (inclusive of the Development Loans, if any, described in Section 2.1(b) below) by a promissory note (the "Advancing Note") issued by Borrower to Lender in the form of Exhibit B, appropriately completed. The Interest Rate on such Advancing Note shall be as specified therein and the final maturity date of such Advancing Note shall be the Loan Termination Date. The Note shall be secured by the Mortgage and the other Security Documents issued by Borrower to or for the benefit of the Lender.

          (b) The Development Loans. Subject to satisfaction of all terms and conditions hereof and provided either that: (i) no Unmatured Event of Default or Event of Default shall have occurred and be continuing, or (ii) with respect solely to advances of the Development Loan to made by Lender pursuant to a properly prepared and submitted Request for Commitment covering a Development Operation that Borrower has commenced and has provided written notice to Lender of such commencement, Lender shall make additional advances to Borrower of the Development Loan(s), up to an aggregate of $27,800,000.00 to be used exclusively for those certain Development Operations described on Schedule 2.1(b) attached hereto.

          The Development Loan(s) (inclusive of the Initial Loan) shall be evidenced by the Advancing Note and fully secured by the Mortgage and other Security Documents. Unless specifically provided otherwise, within ten
     (10) days after the receipt from Borrower, prior to the Drawdown Termination Date, of a Request for Commitment (and any applicable AFEs) listing all applicable expenditures that Borrower desires to make to conduct development operations described in Schedule 2.1(b), Lender shall reconfirm its obligation to advance the funds necessary to pay the Borrower's share of the costs and expenses attributable to such proposed operations (not to exceed the amount requested in the Request for Commitment). Such advances shall be made by Lender within five (5) business days after receipt from Borrower of a certificate, duly executed by an officer of Borrower, certifying the amount of costs and expenses that either: (a) have been paid or incurred by Borrower and are payable in connection with such proposed development operations, or (b) are required to be incurred and paid by Borrower on or before the last day of the calendar month following the calendar month in which such certificate is submitted to Lender (each a "Cost Certificate"), together with the supporting documentation referred to in the form of Cost Certificate attached hereto as Exhibit E.

          Any Request for Commitment shall be made by Borrower for business opportunities, projects, and/or uses that are described on Schedule 2.1(b) or otherwise approved by Lender subject, without limitation, to the following:

               (i) All statements of costs and estimates provided to Lender shall be rendered in sufficient detail to give Lender complete and accurate information as to the purpose for and amount of all items included therein, and Lender shall be entitled to such additional information regarding such expenditures as Lender may reasonably request. All such data shall be subject to audit by Lender's representatives at any time mutually agreeable to the parties, provided, however, that Lender's audit of such data shall not be a basis to delay the funding addressed in any Request for Commitment unless the Request for Commitment does not apply to a Development Operation described on
          Schedule 2.1(b), or the information presented in the Request for Commitment is patently inadequate with respect to the level of detail required to be set forth therein pursuant to this Section 2.1.

               (ii) The parties acknowledge that the amounts and scope of the Development Loan(s) identified in this Section 2.1 are based upon estimated costs of the planned development activities described on
          Schedule 2.1(b) and may not accurately reflect the ultimate cost of the contemplated activities. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Lender be obligated to make any Development Loans pursuant to this Section 2.1 in excess of $27,800,000.00.

     Section II.2 Use of Proceeds. Initial Loan proceeds shall be used by Borrower for the purposes of: (a) refinancing the Existing Debt or such portion thereof as necessary to obtain releases of the Existing Liens insofar as they encumber the Properties, (b) paying within ten (10) days after the Closing Date the accounts payable relating to the Properties that were disclosed in writing to Lender prior to the Closing Date, (c) paying the Facility Fee pursuant to
Section 7.1(z) hereof, and (d) other corporate purposes approved in writing by Lender. Development Loan proceeds may be used by Borrower for the purposes of funding Borrower's share of costs and expenses relating to the conduct of the Development Operations described on Schedule 2.1(b) hereof, or such other development operations as may be subsequently approved by Lender. Borrower shall also be allowed to pay with Development Loan proceeds to the extent permissible under applicable law, any mortgage filing fees which may be required to properly file any and all Security Documents.

     Section II.3 Repayment of the Loans. Borrower shall repay the Loans plus all interest accrued thereon by the Loan Termination Date.

     Section II.4 Prepayment of the Loans. Borrower, from time to time after the Closing Date and without premium or penalty, may prepay the Note, in whole or in part. Any principal prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment; provided, however, that Borrower will bear responsibility for the resulting Swap Settlement Payables associated with any Swap Agreements that must be terminated as a result of such prepayment. With respect to any Swap Agreements that need not be terminated as the result of such prepayment and which Borrower elects to maintain in effect, notwithstanding the prepayment of the Note, so long as any Swap Agreements remain outstanding, the Security Documents shall remain in force and effect (and shall be promptly amended by Borrower and Lender to the extent necessary) to secure Borrower's obligation to pay any Swap Settlement Payables associated with such Swap Agreements. Similarly, in the event of any such prepayment after which any Swap Agreement remains outstanding, Borrower shall be entitled to receive and retain any Swap Settlement Proceeds associated with the relevant Swap Agreement, subject to the terms of any applicable Security Documents.

     Section II.5 Commencement of ORRI Payments. The ORRI will be applicable with respect to all oil, gas and other minerals produced, saved and sold or used off the premises of the relevant Lease or Unit from or attributable to the Properties from the first day of the calendar month following the Loan Termination Date (which, as defined herein, includes the date of satisfaction of Borrower's Obligations due to Borrower's prepayment or refinancing of its Indebtedness to Lender under the Note) for a period of 120 consecutive months thereafter. Borrower may purchase the ORRI from Lender in accordance with
Section 8.5 hereof.

     Section II.6 Application of Receipts. Net Revenue shall be calculated by Lender based on each Property Operating Statement. Borrower shall prepare and deliver a Property Operating Statement to Lender no later than the 20th day of each calendar month. Such Property Operating Statement shall detail Borrower's Gross Receipts that have been received or are receivable during such calendar month relating to the production of Hydrocarbons for the immediately preceding month, and shall detail Borrower's Operating Expenses, Direct Taxes, royalties, overriding royalty interests and other payments out of or measured by production with respect to each Property paid or payable during or prior to such calendar month relating to production and operations for the second preceding calendar month, together with such other detailed information as is prescribed in the form of Property Operating Statement attached hereto as Exhibit C. The first Property Operating Statement shall be delivered on April 20, 1999, and will detail Gross Receipts attributable to the production of Hydrocarbons from the Properties during the month of March 1999, and Operating Expenses, Direct Taxes, royalties, overriding royalty interests and other payments out of or measured by production relating to production and operations for February 1999. On each Repayment Date Gross Receipts reflected in the relevant Property Operating Statement shall be applied as follows:

          (a) First, to the amount necessary to pay the Operating Expenses, Direct Taxes, royalties, overriding royalties and other payments out of or measured by production, if any, associated with the Properties, and Swap Settlement Payables for the second prior calendar month as reflected in the relevant Property Operating Statement.

          (b) Second, eighty-five percent (85%) of the Net Revenue, as reflected in the relevant Property Operating Statement, to Lender for payment of amounts which are included within Debt Service and other Obligations to Lender for the relevant Interest Period. The percentage stated in this section shall be known as the "Dedication Rate". During the occurrence and continuation of an Event of Default the Dedication Rate shall be ninety-five percent (95%). The amount paid to Lender pursuant to this subpart (b) shall be applied first to any interest due on the Advancing Note until all accrued interest is paid in full, and any remaining amounts paid to Lender pursuant to this subpart (b) shall be applied to remaining principal of the Advancing Note.

          (c) Third, any remaining amount of Gross Receipts properly reflected in the relevant Property Operating Statement shall be paid to Borrower in accordance with Section 2.7(b).

     Section II.7  Borrower Sub-Account.

          (a) Until the Loan Termination Date, Borrower shall direct and cause all Purchasers of Hydrocarbons, to deposit all payments of any nature whatsoever due and owing by such Persons with respect to the Properties or Hydrocarbons produced therefrom to Borrower directly into a cash collateral account maintained pursuant to the Lockbox Agreement (the "Cash Collateral Account"); provided, however, that Purchasers of Hydrocarbons may make distributions to royalty interest owners and third-party working interest owners and may withhold severance taxes. The Cash Collateral Account shall be administered in accordance with the terms of the Lockbox Agreement and the Cash Collateral Account Agreement. Lender shall establish a sub-account (the "Borrower Sub-Account") on its internal books and records and shall credit to such Borrower Sub-Account all collected funds which constitute payments referred to in the preceding Section 2.6. Borrower authorizes Lender to debit the Borrower Sub-Account for the payment of all Obligations hereunder when due and payable, including all amounts paid by Lender pursuant to Section 8.2, and including any such debit that would cause the Borrower Sub-Account to be in a negative status.

          (b) On each Repayment Date, and after satisfying all distributions to Lender pursuant to Section 2.6, Lender will release or cause to be released to Borrower from the Cash Collateral Account an amount of funds from amounts credited to the Borrower Sub-Account in order to pay the expenses provided for in Section 2.6(a) incurred for the second preceding calendar month, plus an amount equal to the difference between one hundred percent (100%) of Net Revenue and the Dedication Rate of Net Revenue to be applied to repayment of the Debt Service pursuant to Section 2.6 hereof ("Net Revenue Reimbursement Amount"). Borrower will have one hundred eighty
     (180) days after each receipt of such funds to contest the amounts of funds released, after which time the amounts released will be deemed conclusively correct.

          Notwithstanding anything to the contrary contained herein and regardless of whether any Event of Default exists hereunder, any amounts deposited into the Cash Collateral Account owing to third party working interest and royalty interest holders or to taxing authorities for Severance Taxes and Property Taxes shall be released by Lender to Borrower within ten (10) Business Days after receipt of a certificate from Borrower detailing such amounts and the party to be paid so that Borrower may return such amounts to such third party working interest and royalty interest holders and taxing authorities. Lender shall have the right to undertake audit procedures during normal business hours and upon prior written notice to confirm periodically that Borrower has paid all obligations for which funds were released to Borrower as Net Revenue Reimbursement Amounts. Lender shall have the right at its option, but not the obligation, to make such payments directly from the Cash Collateral Account to the third party working interest and royalty interest holders and taxing authorities upon the occurrence of and during the continuance of an Event of Default hereunder;

     provided that if Lender elects not to make such payments, Lender shall release such funds to Borrower to make payments to third party working interest and royalty interest holders and taxing authorities.

     Section II.8 Purchasers of Production. Borrower shall notify Lender promptly of any changes to the list of Persons who purchase Hydrocarbons produced from or allocated to the Properties, as set forth on Schedule 2.8 attached hereto, if, as and when there is any change in the Persons who purchase such Hydrocarbons.

     Section II.9 Mandatory Prepayment of the Loans. Borrower shall pay promptly to Lender the Dedication Rate multiplied by all proceeds of sale of any assets of Borrower that comprise any part of the Collateral and not otherwise constituting Gross Receipts and paid into the Cash Collateral Account (provided, however, that this provision is subject to Section 7.2 (a) and shall not be deemed to be a consent by Lender to any such sale). All proceeds of any such sale shall be immediately applied to repayment of the Loans and accrued interest thereon in accordance with Section 2.6(b) hereof.

     Section II.10 Initial Swap Agreement. At Closing, Borrower and Lender shall enter into a Swap Agreement in form and substance mutually satisfactory to Lender and the Borrower.


                             ARTICLE III: SECURITY

     Section III.1 Security. The Obligations will be secured by the Collateral as set forth in the various Security Documents concurrently or hereafter delivered by Borrower, including an Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement (the "Mortgage") executed by Borrower in favor of Lender covering the Properties in form and substance mutually satisfactory to Lender and the Borrower. Pursuant to certain of the Loan Documents, Borrower will grant to Lender a first mortgage lien on and a first priority perfected security interest in the Collateral, subject to Permitted Encumbrances.

     Section III.2 Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to Lender any security agreements, financing statements, continuation statements, extension agreements, amendments, confirmations and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance mutually satisfactory to Lender and the Borrower, which Lender reasonably requests for the purpose of perfecting, confirming, protecting or establishing the priority of any Liens or other rights in the Collateral securing any Obligations.

     Section III.3 Release of Collateral. Upon the payment and performance in full by Borrower of all Obligations under the Loan Documents, other than the Overriding Royalty Interest Conveyance, Lender shall deliver or cause to be delivered to Borrower, at Borrower's expense, releases and satisfactions of all financing statements, mortgages and other registrations of security with respect to the Collateral and Borrower shall deliver to Lender a general release of all of Lender's liabilities and obligations under the Loan Documents, other than the Overriding Royalty Interest Conveyance, and an acknowledgment that the same have been terminated.

     Section III.4 Account Debtors. All Purchasers of Hydrocarbons relating to Borrower's Working Interests and/or Net Revenue Interests constituting the Properties will receive notification from Lender (as assignee) and Borrower, in form and substance mutually satisfactory to Lender and the Borrower, of the assignment into the Cash Collateral Account of all proceeds (the "Notice of Assignment of Proceeds") from sales of all production from or allocable to Borrower's respective Net Revenue Interests constituting the Properties. Borrower shall use commercially reasonable efforts to assist Lender in obtaining, within sixty (60) days after the Closing Date, from all Purchasers of Hydrocarbons, an executed Notice of Assignment of Proceeds which will instruct the Purchasers of Hydrocarbons to remit all proceeds from sales of all production from or allocable to Borrower's respective Net Revenue Interests constituting the respective Properties to the Cash Collateral Account.

                  ARTICLE IV: REPRESENTATIONS AND WARRANTIES

     Section IV.1 Representations and Warranties of Borrower. To confirm Lender's understanding concerning Borrower and Borrower's businesses, properties and obligations, and to induce Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Lender that:

          (a) No Default. No event has occurred and is continuing which would constitute an Event of Default or an Unmatured Event of Default.

          (b) Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Texas, having all powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary or desirable and the failure to be so qualified could reasonably be expected to have an Adverse Effect. Borrower is qualified under applicable Minerals Management Service regulations to act as Operator of the Leases.

          (c) Capitalization: Compliance with Security Laws. The stockholders of Borrower consist exclusively of those Persons listed on Schedule 4.1(c) attached hereto. Borrower is not subject to any agreement under which there may become outstanding, nor are there currently outstanding, any rights to purchase, or securities convertible into or exchangeable for, any stock of Borrower including, but not limited to, options, warrants or rights that are not terminable at Borrower's will, other than in favor of a party listed in Schedule 4.1(c). Except as disclosed on Schedule 4.1(c), Borrower is under no obligation

     (contingent or otherwise) to purchase or otherwise acquire or retire any of its stock. Except as contemplated by this Agreement or as disclosed on
     Schedule 4.1(c), there are no agreements, understandings, plans or arrangements in existence which require Borrower to elect any person on its board of directors or otherwise pertain to the distribution rights, voting, sale or transfer of any stock of Borrower. Borrower has complied with all applicable federal and state securities laws and has obtained enforceable releases from any Persons who may have had federal or state securities law claims against Borrower.

          (d) Authorization. Borrower has taken all actions necessary to authorize the execution and delivery of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

          (e) No Conflicts or Consents. The execution and delivery by Borrower of the Loan Documents, the performance of its obligations under the Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents does not and will not (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation,
     (B) the Articles of Incorporation or Bylaws of Borrower, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Borrower, (ii) result in the acceleration of any Debt owed by Borrower, or
     (iii) result in or require the creation of any Lien upon any assets or properties of Borrower except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with (other than routine filings of certain of the Security Documents), any court or governmental authority or third party is required in connection with the execution, delivery or performance by Borrower of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

          (f) Enforceable Obligations. This Agreement is, and the other Loan Documents when executed and delivered by Borrower will be, legal, valid and binding obligations of Borrower, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights or by principles of equity applicable to the enforcement of creditors' rights generally.

          (g) Transactions Subsequent to Date of Financial Statements. Borrower has engaged in no material transactions other than in the ordinary course of business since the effective date of the most recent financial statements of Borrower provided to the Lender.

          (h) Other Obligations and Restrictions. Except as reflected in the financial statements of Borrower most recently provided to Lender or as disclosed on Schedule 4.1(h), Borrower has no outstanding Debt of any kind (including contingent obligations, tax assessments, and forward or long-term commitments), other than Debt under the Loan Documents and unaccrued plugging and abandonment Obligations, which is material to the

     Borrower. No Tax Claim or other claim for past due Property Taxes or Severance Taxes exists. Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction or other instrument or restriction which could reasonably be expected to have an Adverse Effect.

          (i) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrower to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No facts are known to Borrower that have not been disclosed to Lender in writing which could reasonably be expected to have an Adverse Effect.

          (j) Litigation. There are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower before any federal, state, municipal or other court, department, commission, body, board, bureau, agency or instrumentality, domestic or foreign which could reasonably be expected to have an Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against Borrower which could reasonably be expected to have an Adverse Effect.

          (k) ERISA Liabilities. Except as disclosed in Schedule 4.1(k), there are no ERISA Plans with respect to which Borrower has any fixed or contingent liability, and Borrower is in compliance with ERISA in all material respects.

          (l) Names and Places of Business. Borrower has not during the preceding three (3) years had, been known by or used any other corporate, trade or fictitious name. The principal office and principal place of business of Borrower is set forth in Section 11.3 hereof. Except as disclosed on Schedule 4.1(l), Borrower does not now have and has not had during the preceding three (3) years any other office or place of business. Borrower is not and has not engaged in any business or activity other than the acquisition, ownership, operation and development of oil and gas leases and interests therein.

          (m) Unpaid Bills. Except: (i) as disclosed to Lender in Schedule 4.1(m), (ii) bills which will be paid with a portion of the Initial Loan Proceeds and (iii) for bills incurred in the ordinary course of business which are not more than thirty (30) days beyond the date due (or, with respect to any particular vendor, such longer period that is acceptable to such vendor), Borrower has no knowledge of any unpaid bills with respect to improvements to any of the Collateral which may give rise to mechanic's, materialman's or other similar liens arising by operation of applicable law should such bills remain unpaid.

          (n) Title. Subject to Permitted Encumbrances, (i) except as set forth in the Title Opinions, Borrower will have all beneficial rights, title and interest in and to all production from or allocable to Borrower's interest in the Properties and have the exclusive right to sell the same subject to any right in the owners of royalty interests, overriding royalty interests and other interests payable out of or measured by production of Hydrocarbons to take their interests in kind, and (ii) Borrower will have good and marketable title to the Properties, the Equipment and to any other Collateral. The Collateral will be owned by Borrower free and clear of any security interest, lien, encumbrance, mortgage, security agreement or other charge (other than Permitted Encumbrances).

          (o) Affiliates. Except as disclosed in Schedule 4.1(o), Borrower does not have, as of the Closing Date, any Affiliate or own any stock in any other corporation or association, nor is Borrower a member of any joint venture or association of any type whatsoever.

          (p) Omissions and Misstatements. To Borrower's knowledge after due inquiry, all written data, reports and information which Borrower has supplied to Lender or caused to be supplied by a third party on its behalf in connection with the obtaining of the credit facility provided for in this Agreement or in connection with the business transactions giving rise to Borrower's seeking such credit are, taken as a whole, complete and accurate in all material respects and contain no material omission or misstatement. The Initial Reserve Report furnished to Lender prior to the execution of this Agreement, to the best of Borrower's knowledge, was prepared in accordance with customary oil and gas engineering practices and in accordance with the standards promulgated by the Society of Petroleum Engineers. The Initial Reserve Report is based on historical information which, to the best of Borrower's knowledge, is complete and accurate in all material respects and contains no material omission or misstatement; provided, however, that Borrower makes no representation or warranty regarding the accuracy of the forecasts, projections or quantity of reserves or producibility thereof reflected by such Initial Reserve Report.

          (q) Holding Company. The Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (r) Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section IV.2 Employees. Borrower is not a party to any existing employment agreements, deferred compensation, stock option, bonus, consulting or retirement agreements or plans, or other employee benefit plans of any kind, including without limitation any pension or welfare benefit plans with any employee of Borrower whose employment is not terminable at-will. Except as disclosed on
Schedule 4.1(k), Borrower does not maintain nor has it ever maintained an Employee Pension Benefit Plan as defined in Section 3(a) of ERISA, or a multi employer plan as defined in Section 3(37) of ERISA. No employees of Borrower are represented by any labor union or collective bargaining agreement, nor is any union organization effort pending or threatened against Borrower.


                      ARTICLE V: NOTICE OF CERTAIN EVENTS

     So long as any Obligations are owing to Lender under this Agreement or any other Loan Documents, Borrower shall deliver to Lender or notify Lender, as the case may be, of the following items:

     Section V.1 Notice of Certain Matters. Borrower shall notify Lender within five (5) Business Days after becoming aware of the existence of any Unmatured Event of Default or Event of Default under this Agreement or after becoming aware of any developments or other information which may have an Adverse Effect, including, without limitation, the following:

          (a) any dispute (including tax liability disputes) that may arise between Borrower and any governmental regulatory body or law enforcement authority;

          (b) the commencement of any litigation or proceeding affecting Borrower (whether by the filing of a complaint, service of process or by attachment or arrest of any asset);

          (c) any labor dispute or controversy resulting in or threatening to result in a strike or work stoppage against the Borrower;

          (d) any proposal by any public authority to acquire any assets or business of Borrower;

          (e) the location of Collateral other than at the places indicated in or as permitted under the Loan Documents and not in accordance with reasonable and ordinary practice of Borrower;

          (f) any proposed or actual change of the name, identity or structure of Borrower;

          (g) any material loss or damage to any of Borrower's business or operations or to any of the Collateral;

          (h) any environmental situation, circumstance or condition that causes or may cause Section 7.l(s) to be false; or

          (i) any other matter which has resulted or may result in an Adverse Effect.

     Borrower shall provide Lender with telephonic and written notice specifying and describing the nature of such Unmatured Event of Default, Event of Default, development or information, and anticipated effect thereof, which notice shall be given as soon as reasonably possible.

     Section V.2 Other Information. Borrower shall provide such other information respecting the respective financial condition of Borrower or any Property or other Collateral as Lender reasonably may request in writing from time to time.


             ARTICLE VI: SPECIAL PROVISIONS RELATING TO EQUIPMENT

     Section VI.1 Location: Records. Except in the ordinary course of business or as otherwise permitted by this Agreement or another Loan Document or by the prior written consent of the Lender, all Equipment owned by or on behalf of Borrower will be kept at the Properties, and except that, so long as no Unmatured Event of Default or Event or Default shall have occurred and be continuing, Borrower may dispose of Equipment in accordance with the terms of the applicable Operating Agreements and may dispose of obsolete, broken or worn Equipment, in either case without Lender's consent but upon prior written notice to Lender; provided that either (i) the proceeds of any such disposition shall be used to purchase substantially similar Equipment or (ii) the amount of the proceeds multiplied by the applicable Dedication Rate shall be delivered to Lender to be applied to the Obligations in accordance with Section 2.6 on the next Repayment Date. Following the occurrence and during the continuance of an Event of Default or an Unmatured Event of Default, Borrower may dispose of Equipment in accordance with the terms of the applicable Operating Agreements only with Lender's prior written consent upon ten (10) days prior written notice to Lender, which consent shall not be unreasonably withheld. All of the records of Borrower regarding the Equipment shall be available during Borrower's usual business hours to any officer, employee, agent or representative of Lender following reasonable advance written notice from the Lender.

     Section VI.2 Maintenance. Borrower, acting in accordance with the prudent operator standard, will keep its Equipment in a good state of repair and good operating condition, will make repairs and replacements when and where necessary, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. Borrower shall repair and maintain its Equipment in a manner sufficient to continue the operation of the Properties. Borrower shall use its Equipment in accordance with law and the manufacturer's instructions.

     Section VI.3 Dispositions. Where Borrower is permitted to dispose of any Equipment under this Agreement or by consent thereto hereafter given by Lender, Borrower shall do so in an arm's length transaction, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity of its remaining Equipment or the Properties.

                      ARTICLE VII: COVENANTS OF BORROWER

     Section VII.1 Affirmative Covenants. Borrower warrants, covenants and agrees that until full and final repayment of the Obligations and the termination of each of the Loan Documents, it will comply with the following covenants:

          (a) Payment and Performance. Borrower will pay all amounts due to Lender under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents.

          (b) Preferential Right To Purchase Hydrocarbons. Subject to those agreements (if any) for the sale of Hydrocarbons which are in effect as of the date hereof and which are identified on Schedule 7.1(b), Borrower grants to Lender the right, exercisable at any time and from time to time and in accordance with the further provisions of this Section and no less than thirty (30) days prior to the first day of each month, to purchase, in accordance with a form of gas purchase and sale agreement or other agreement mutually satisfactory to Lender and the Borrower (the "Gas Purchase and Sale Agreement"), all or any part of the Hydrocarbons produced from or allocable to the Properties proposed by Borrower to be committed to an agreement with a term of more than ninety (90) days; provided, however, that Lender shall not be obligated to exercise any such right. Borrower shall notify Lender in writing of each proposed sale of oil or gas for a term of more than ninety (90) days to a party other than Lender, including all pertinent terms and conditions thereto, as far in advance as reasonably possible. Lender shall then have twenty-four (24) hours after receiving written notice of the pertinent terms and conditions of each such proposed sale in which to notify Borrower of Lender's election either to exercise or waive its preferential right to purchase under the same terms and conditions. The rights granted to Lender in this Section 7.1(b) may be assigned, in whole or in part, to one or more Affiliates of Lender and shall continue in full force and effect until the later of the full and final payment and performance of all of Borrower's Obligations or two (2) years from the Closing Date.

          (c) Compliance with Tax Laws. Borrower shall comply with all federal, state or local laws and regulations regarding the collection, payment and deposit of employee' income, employment, and social security and sales and use taxes and taxes related to royalty payments.

          (d) Books, Financial Statements and Reports. Borrower will at all times maintain full and accurate books of account and records and a standard system of accounting and will furnish the following statements and reports to Lender at Borrower's expense:

               (i) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, complete audited financial statements of Borrower, prepared in reasonable detail in accordance with GAAP. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, of cash flows, and of changes in the capital accounts for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. Lender recognizes that the financial statements of Borrower for the year ending December 31, 1998, may not include audited comparable corresponding figures for 1997 and prior years.

               (ii) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, Borrower's balance sheet as of the end of such Fiscal Quarter and statements of Borrower's earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

               (iii) As and when furnished, copies of all reports and other information provided by any Person (other than Lender) to Borrower in connection with the Loan Documents, except such as are subject to attorney-client privilege, attorney work product privilege or any other privilege. Borrower may arrange for such reports and information to be provided directly to Lender by the Person providing the same to Borrower.

          (e) Other Information and Inspections. Borrower will furnish to Lender any information which Lender may from time to time reasonably request in writing concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Borrower's assets, business and/or operations (other than geological, geophysical and other technical data relating to assets other than the Properties). Borrower will permit representatives appointed by Lender (including independent accountants, agents, attorneys, appraisers and any other Persons), at the risk and expense of the Lender or such representatives, to visit and inspect, during reasonable business hours and upon reasonable prior written notice, its books of account and other books and records relating to the Properties and other Collateral, and any facilities or other business assets relating to the Collateral, and to make photocopies and/or photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. In addition, Borrower will permit any such representatives appointed by Lender, at the risk and expense of Lender or such representatives, to visit and inspect, during reasonable hours and upon similar advance written notice, the Properties and other Collateral. Lender agrees that it will take all reasonable steps to keep confidential any proprietary information given to it by Borrower; provided, however, that this restriction shall not apply to information which (i) is at the time in question publicly available, (ii) is required to be disclosed by law or by any order, rule or regulation (whether valid or invalid) of any court or governmental agency, or authority, (iii) is disclosed to Lender's Affiliates, auditors, attorneys, lenders or agents, or (iv) is disclosed in the course of the defense or enforcement of the Loan Documents or the defense or enforcement of Lender's exercise of its rights thereunder, provided that with respect to information furnished to Persons identified in clause (iii) (except when furnished pursuant to clause (iv)) such Person shall be subject to the foregoing confidentiality obligations applicable to Lender.

          (f) Reserve Reports. On or before each March 30 after the Closing Date until the Loan Termination Date, Borrower shall cause the preparation and delivery to Lender of petroleum engineering reports, in a form satisfactory to Lender, relating to the Properties and prepared as of the preceding December 31 (collectively, the "Reserve Reports" and individually, a "Reserve Report"). Lender may request one additional Reserve Report per Fiscal Year. Each annual Reserve Report required hereby shall be prepared by Engineers and shall be prepared at Borrower's sole expense. Any additional Reserve Reports shall be prepared by Engineers but at the expense of the requesting party. Each Reserve Report shall set forth updated estimates of proved developed producing reserves, proved developed non-producing reserves, proved undeveloped reserves, projected production profiles and overall economics of the Properties. Each Reserve Report will be based on the following assumptions:

               (i) Hydrocarbon pricing used will be determined by Lender using the parameters set forth on Schedule 7.1(f)(i) attached hereto.

               (ii) Average lease operating expenses and production taxes will be derived by the Engineers who prepare such report from the Operator's best estimate and historical operating expenses.

          (g) Notice of Investigations or Proceedings. Borrower shall give Lender prompt written notice of any proceeding at law or in equity against Borrower, or any investigation or proceeding before or by any administrative or governmental agency relating to the Borrower or any of the Collateral if, in any case, such could reasonably be expected to have an Adverse Effect.

          (h) Notice of Damage to Collateral. Borrower shall give Lender prompt written notice of any destruction or substantial damage to any material portion of the Collateral and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of any property subject to Lender's Liens or the Mortgage.

          (i) Maintenance of Licenses. Borrower shall maintain all licenses, permits, charters and registrations which are required for the conduct of its business and where the failure to have such could reasonably be expected to have an Adverse Effect.

          (j) Maintenance of Rights. Borrower will maintain, preserve, protect and keep all of its contractual and property rights with respect to the Collateral, other than those released to the Lender in connection with the Loan Documents, and will not waive, amend or release any such rights, except when to do so could not reasonably be expected to have an Adverse Effect.

          (k) Maintenance of Existence and Qualifications. Borrower will maintain and preserve its corporate existence and its rights and franchises in full force and effect and will qualify and/or remain qualified to do business as a foreign corporation in all states or jurisdictions where required by applicable law and the failure to do so could reasonably be expected to have an Adverse Effect.

          (l) Payment of Taxes and Trade Debt. Except to the extent being contested in good faith, Borrower will (i) timely pay all taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property; (ii) within thirty (30) days after the same becomes due (or, with respect to any Vendor within such longer period as is acceptable to such Vendor) pay all Debt (other than the Obligations) owed by it; and (iii) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP.

          (m) Creditors. Borrower shall notify Lender promptly if Borrower fails to make any payment to lessors, suppliers, vendors, owners of royalty interest, tax authorities or other Persons, where such nonpayment could reasonably be expected to result in any Lien, other than a Permitted Encumbrance, against any item of Collateral or otherwise have an Adverse Effect. At any time such notification is due, Borrower shall also provide Lender with a statement showing the identity of such creditors, the amount due to each and the date each payment was due.

          (n) Interest. Borrower hereby promises to pay interest to Lender pursuant to the terms and at the rate stated in the Note on all Obligations (including Obligations to pay fees or to reimburse or indemnify Lender) after such Obligations become due. Borrower further agrees that any interest which has accrued and is not paid when due shall be added to and become part of the Loans.

          (o) Compliance with Agreements and Law. Borrower will perform all material obligations it is required to perform under the terms of the Loan Documents. Borrower will conduct its business and affairs in compliance with all laws, regulations and orders applicable thereto, including Environmental Laws, except where the failure to do so would not have an Adverse Effect.

          (p) Insurance. Borrower shall keep or cause to be kept all of the Mortgaged Properties (as that term is defined in the Mortgage) that are fixtures or personal property insured by insurance companies having a rating no lower than AAA by A.M. Best Company or otherwise acceptable to the Lender against loss or damage by fire or other risk usually insured against by owners or users of similar properties in similar businesses under extended coverage endorsement and against theft, burglary and pilferage, in amounts in accordance with industry standards. Borrower shall deliver to Lender certificates of insurance at the time of execution hereof, and on or before the renewal date of each such policy of insurance. If and when Lender so requests in writing, Borrower shall also deliver to Lender copies of the policy or policies of such insurance. All such insurance shall contain endorsements in form satisfactory to Lender showing Lender as an additional party insured as its interest may appear. In furtherance of the foregoing, the following types of insurance covering the Collateral and the interest and liabilities incident to the ownership, possession and operation thereof shall be secured by Borrower:

               (i) Worker's compensation insurance and employer's liability insurance covering the employees of Borrower engaged in operations contemplated hereunder in compliance with all applicable state and federal law and endorsed to provide all states coverage and occupational disease coverage, as follows:

          Workers Compensation   Statutory
          Employers Liability    $500,000 Each Accident
                                 $500,000 Disease Each Employee

               (ii) Comprehensive general liability insurance with combined single limit of not less than $20,000,000 per occurrence and endorsed to provide coverage for explosion, collapse and underground damage hazards to property of others, contractual liability, products and completed operations, and for damage to underground resources, and accidental pollution, bodily injury and property damage coverage in sufficient amounts to meet umbrella underlying requirements;

               (iii) Excess umbrella liability insurance with a combined single limit of not less than $40,000,000 per occurrence and policy aggregate;

               (iv) Property insurance fully covering the personal property and fixtures subject to this Agreement.

     During the period of the drilling of wells and the construction of any other improvements comprising a part of the Collateral, Borrower shall, or as applicable, shall cause its contractors or subcontractors to, obtain and maintain well control insurance (including coverage for costs of redrilling) and builder's risk insurance, as applicable, in such form and amounts as Lender may from time to time reasonably request in writing and worker's compensation insurance covering all persons employed by Borrower or its agents or subcontractors of any tier in connection with any construction affecting the Collateral, including, without limitation, all agents and employees of Borrower and Borrower's subcontractors with respect to whom death or bodily injury claims could be asserted against Borrower.

          (q) Certificates of Insurance. Borrower shall deliver to Lender valid certificates of all insurance policies and all endorsements thereto which are required hereunder to be obtained and maintained by Borrower.

          (r) Prudent Operations. Borrower shall prudently develop, and cause the Properties to be prudently operated and maintained to produce the output from or allocable to such property in a good and workmanlike manner consistent with prudent operator practices to maximize production from or allocable over the productive life thereof.

          (s) Environmental and Other Laws. Except as disclosed in Schedule 7.1(s) and except where non-compliance would not reasonably be expected to have an Adverse Effect, (i) Borrower is conducting its business in compliance with all applicable federal, state or local laws, including Environmental Laws, and has been and is in compliance with any licenses and permits required under any such laws which affect or relate to the Collateral; (ii) none of the operations or properties of Borrower is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (iii) Borrower has not filed or received any notice under any federal, state or local law indicating that Borrower is or may be responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Materials or that any Hazardous Materials has been improperly released, or is or has been improperly stored or disposed of, upon the Properties; and (iv) Borrower is not aware of contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, upon the Properties.

          (t) Daily Field Activity Reports. At Lender's written request, Borrower shall provide Lender, to the extent possible, by telecopy or e-mail, a daily report detailing all drilling, completions and workovers from the preceding day with respect to the Properties in form and substance reasonably satisfactory to Lender.

          (u) Weekly Reports. Borrower shall provide Lender with weekly reports by telecopy or e-mail setting forth the quantities, types and specifications of Hydrocarbons produced from or allocable to each of the Properties, in form and substance satisfactory to Lender.

          (v) AFE's. Borrower will provide Lender with authorizations for all material expenditures ("AFEs") with respect to the Properties, representing an estimate of work to be done, prior to commencing the activity contemplated by such AFE. If any such AFE is inconsistent with or relates to an operation not contemplated by Schedule 2.1(b) attached hereto, then such AFE shall be supported by appropriate invoices, bids, estimates, contracts and all other relevant, available supporting information.

          (w) Nominations. For Hydrocarbons not purchased by Lender or its Affiliate, Borrower shall provide to Lender by the first day of each calendar month, beginning with May 1999 reports by telecopy setting forth the nominations of quantities of Hydrocarbons for that calendar month, and for Hydrocarbons purchased by Lender or its Affiliate, nominations shall be provided pursuant to the applicable gas purchase agreement.

          (x) Post-Closing Title Opinions. As requested by Lender, Borrower will, within sixty (60) days following the Closing Date, deliver to Lender a title opinion or opinions covering the Properties and showing Defensible Title in the Properties in Borrower subject only to: (i) a first priority lien created by the Mortgage in favor of Lender, (ii) other Permitted Encumbrances, and (iii) the necessity for approval of assignments into Borrower by the United States Department of Interior, Minerals Management Service, and otherwise reasonably satisfactory in form and substance to Lender.

          (y) Legal Fees. Borrower will pay on or before the Closing Date, all reasonable legal expenses incurred by Lender in connection with the Credit Agreement and the Loan Documents; provided, however, the Borrower shall not be obligated to pay in excess of $25,000 in the aggregate for legal, title, environmental and other due diligence expenses incurred by the Lender, and, thereafter, will reimburse Lender for all reasonable legal expenses incurred in connection with any subsequent amendment, mortgage, extension or renewal of any Loan Document or the legal expenses attributable to the enforcement of the same.

          (z) Facility Fee. The Facility Fee in the amount of $465,000.00 shall be payable by Borrower to Lender out of the advances evidenced by the Note, the face amount of which shall be the sum of the Initial Loan (which includes the amount of the Facility Fee) and the maximum amount of the Development Loans. The amount of the Facility Fee will be deemed to have been advanced by Lender to Borrower on the Closing Date, with such advance having been contemporaneously paid by Borrower to Lender.

     Section VII.2 Negative Covenants. Borrower warrants, covenants and agrees that until the full and final repayment of the Obligations and the termination of each of the Loan Documents:

          (a) Limitation on Sales of Collateral. Borrower will not sell, transfer, lease, exchange, alienate or dispose of any Collateral or any interest therein, except for the sale of Hydrocarbons in the ordinary course of business and/or other sales to the extent pursuant to or as expressly allowed under this Agreement and the Security Documents encumbering such Collateral.

          (b) Compensation. The Borrower shall not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of the Borrower other than for reasonable compensation for services as an officer, director or employee.

          (c) Limitation on Credit Extensions. Neither Borrower nor any of its Affiliates will extend credit, make advances or make loans to any Person other than in the ordinary course of business.

          (d) Certain Contracts; Amendments. Borrower shall not amend or permit any amendment to any contract or lease with respect to the Collateral which releases, qualifies, limits, makes contingent or otherwise modifies in a manner reasonably expected to have an Adverse Effect.

          (e) Indebtedness. Except for Permitted Encumbrances or as otherwise expressly provided herein, Borrower shall not create, incur, assume or suffer to exist any Debt against the Properties or Equipment, except Obligations to Lender hereunder, or trade payables incurred in the ordinary course of Borrower's business, or sell, discount or factor its accounts, instruments, intangibles, leases or chattel paper constituting a part of the Collateral; provided, however, Borrower may incur such Debt not to exceed $100,000 per transaction and in the aggregate with regard to direct costs and expenses incurred in the prudent operation of the Properties.

          (f) Liabilities. Except as expressly provided herein, Borrower shall not assume, guaranty, or endorse or otherwise become directly or contingently liable in connection with any other liability of any other Person other than majority owned Affiliates, except for the indemnification contained herein; provided, however, that the foregoing shall not prohibit the endorsement of negotiable instruments for deposit or collection or incurrence of obligations under operating agreements and similar transactions in the ordinary course of business. For the purposes hereof, "guaranty" shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any obligation or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services in any such case primarily for the purpose of enabling another Person to make payment of any such debt or liability, or to make any payment (whether as a capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with Debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's Debt or liability.

          (g) Cancellation of Claims. Without Lender's written consent, Borrower shall not cancel any claim or debt relating to the Properties in excess of a total of $50,000 during the term of the Loans, except for reasonable consideration and in the ordinary course of its business.

          (h) Defaults. Except as previously disclosed to Lender, Borrower shall not cause a default under any lease, mortgage, deed of trust or lien with respect to the Properties.

          (i) Security Interests and Liens. Subject to Borrower's right to contest in good faith or cure within thirty (30) days of the filing of any Lien, Borrower shall not suffer to exist any valid Lien against the Properties or consent to the filing of any financing statements on any of the Collateral, other than the Liens created by the Security Documents and other Permitted Encumbrances.

          (j) Certain Changes. Borrower shall not transfer its principal office or its registered offices outside of the State of Texas or keep Collateral at any location(s) other than those at which the same are presently kept in accordance with Section 6.1 without prior written notice to the Lender and the execution and delivery to the Lender of such additional Security Documents as may be reasonably required by the Lender in connection therewith.

          (k) Loan Documents. Borrower shall not alter, amend or cause the alteration or amendment of any of the Loan Documents without the prior written consent of Lender.


              ARTICLE VIII: FURTHER RIGHTS OF LENDER AND BORROWER

     Section VIII.1 Maintenance of Security Interests. Until the Obligations are repaid in full, Borrower, at its own expense, shall do all things and shall deliver all instruments reasonably requested by Lender in writing to protect or perfect any security interest, mortgage or lien given hereunder or under any Security Documents, including, without limitation, financing statements under the Uniform Commercial Code. Borrower hereby authorizes Lender, during the continuance of any Event of Default, to appoint such Person or Persons as Lender may designate as its attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may rightfully come into the possession of either Lender or any Affiliate of Lender, to sign Borrower's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules that relate exclusively to the Collateral and, generally, to do all things necessary to carry out this Agreement and the Security Documents to the extent required of Borrower pursuant to this Section 8.1 and Section 11.10. The powers granted herein, being coupled with an interest, are irrevocable so long as any Obligations are outstanding. Neither Lender nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of Borrower to Lender, such power of attorney will become null and void.

     Section VIII.2 Performance of Obligations. In the event that Borrower fails to purchase or maintain insurance in accordance with the requirements of this Agreement, or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any Loan Document, which failure may reasonably be expected to cause an Adverse Effect, Lender may, following written notice to Borrower affording Borrower ten (10) days after the date of such notice to cure the relevant circumstance, but shall not be required to,

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

perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all monies so paid by Lender, including, without limitation, reasonable attorneys' fees and disbursements, shall, at Lender's option, either be treated as an additional Obligation of Borrower to Lender hereunder and under the other Loan Documents, or be treated as a debit to the Borrower Sub-Account in accordance with Section 2.7(a). If Lender has attempted to send the notice required hereby but, as the result of inadvertence not constituting gross negligence or willful misconduct, such notice is improperly addressed or is not timely delivered, the failure of Borrower to have timely received such notice shall not in any way prohibit or otherwise limit the exercise by Lender of its rights under this Section.

     Section VIII.3 Overriding Royalty Interest. At Closing, Borrower shall assign to Lender the ORRI by executing and delivering to Lender the Overriding Royalty Interest Conveyance in form and substance mutually satisfactory to Lender and the Borrower.

     Section VIII.4 ORRI Option. Pursuant to the terms of the Overriding Royalty Interest Conveyance, Borrower shall have an option to repurchase the ORRI after the Closing Date at a price (the "Purchase Price") to be determined by a Reserve Report that incorporates, without limitation, forward pricing determined by the Engineers pursuant to the parameters set forth on Schedule 7.1(f)(i) attached hereto, historical operating expenses verified by the Engineers and proven reserves attributable to the ORRI that is prepared by Engineers, such as Ryder Scott, Netherland Sewell or the Engineers that prepared the Reserve Report most recently delivered hereunder, using a fifteen percent (15%) discount rate; provided, however, that the ORRI Option is a non-assignable option granted by Lender solely to Borrower and, notwithstanding any right that may be granted to Borrower in the Overriding Royalty Interest Conveyance to assign, sell, transfer or otherwise convey any of the Properties, the exercise of the ORRI Option shall be solely by Borrower and shall be with relation to the entire ORRI as granted in the Overriding Royalty Interest Conveyance. Furthermore, any notice to Borrower hereunder shall be deemed as actual notice to its assignees of the Properties ("Assignees"), if any. Borrower may exercise its option by sending written notice of such exercise to Lender specifying an effective date for the determination of the Purchase Price that is the first day of the month preceding the month in which the notice is delivered to Lender ("ORRI Sale Date"), accompanied by the Reserve Report that establishes the Purchase Price, and stating that Borrower is ready, willing and able to close such purchase and pay the Purchase Price within thirty (30) days from the date of the notice, without any conditions with respect to obtaining financing, or otherwise. If the Purchase Price established in the Reserve Report was appropriately determined based on the parameters set forth in Schedule 7.1(f)(i), then the parties shall proceed to close such purchase and sale transaction within thirty (30) days from Lender's receipt of Borrower's option exercise notice. At the closing, Borrower shall pay the Purchase Price to Lender in cash or by wire transfer to an account designated by Lender, and Lender shall assign the ORRI to Borrower by recordable form of assignment with special warranty of title by, through and under Lender, but not otherwise. The Purchase Price shall be adjusted, downward, by the amount of any net revenues received by Lender prior to the closing for production attributable to the ORRI subsequent to the ORRI Sale Date, and shall be adjusted upward for any revenues that have accrued with respect to the ORRI for production prior to the ORRI Sale Date, that have not yet been paid to Lender. After the closing, any revenues received by Lender that are attributable to the ORRI shall be promptly remitted to Borrower. If

Lender does not agree with the Purchase Price proposed by Borrower in the option exercise notice, it shall notify Borrower promptly and in any event within ten
(10) days after the receipt of such notice, and the parties shall endeavor to reach agreement on the Purchase Price within thirty (30) days thereafter. If they are able to do so, closing, as provided above, shall occur within ten (10) days after they have reached agreement on the Purchase Price. If they are unable to reach agreement on the Purchase Price, either party may elect to have the Purchase Price determined through arbitration in accordance with Article XII hereof, and the closing shall then occur within ten (10) days after the arbitrator(s) have notified Lender and Borrower of the Purchase Price that has been so determined. After Borrower has notified Lender of Borrower's election to exercise its option to purchase the ORRI, such election shall not be revocable, and Lender shall have the right to enforce specific performance of Borrower's resulting obligation to purchase, so long as the Lender can deliver title to the ORRI to the Borrower without being in violation of its special warranty of title.

     Section VIII.5 Non-Recourse. It is expressly understood and agreed that the undertaking of the Borrower to pay any indebtedness or perform any obligation under the Loan Documents is included herein for the sole purpose of establishing the continuing existence of the debt and the maturity of such debt. Notwithstanding anything in the Loan Documents, including but not limited to this instrument and any certificate, opinion, or documents of any nature whatsoever, neither Lender nor its successors or assigns, nor any holder or holders of the indebtedness will have any claim, remedy, or right to proceed against Borrower for the payment of any deficiency or any other sum or performance of any obligation of any nature whatsoever under the Loan Documents from any source other than the Collateral, for the payment of such indebtedness or the satisfaction of such liability or for the satisfaction of any obligation by the Borrower to Lender, whether sounding in contract, tort or otherwise; provided, however, that nothing contained herein will limit, restrict, or impair the rights of the holders of the debt to accelerate the maturity of the debt during the continuance of an Event of Default, to bring suit and obtain a judgment against Borrower on the debt for purposes of enforcement of any Security Document, provided that the satisfaction of such judgment is limited solely to the Collateral, and the exercise of all of Lender's rights and remedies to foreclose or otherwise realize upon the Collateral, including rights to collect sums due or to become due under the Collateral.

     Section VIII.6 Removal and Appointment of Operator. Lender shall, in its reasonable discretion, have the right to approve or disapprove any action taken by Borrower to appoint, remove or replace the Operator of any of the Properties.

     Section VIII.7 Set-Off Rights. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to set-off and apply against the Obligations in such manner as Lender may determine, upon written notice at any time to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender or any depositary to Borrower whether or not the Obligations are then due, except there shall not be such right against any amounts owing to third-party working interest and royalty interest holders of which the Lender shall have been notified. Lender shall provide notice to Borrower not later than five (5) days following any application of such funds.

                  ARTICLE IX: CLOSING; CONDITIONS TO CLOSING

     Section IX.1 Closing. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur at a mutually agreeable time on or before April 9, 1999. The date the Closing actually occurs is hereby called the "Closing Date." The Closing shall be held at the offices of Porter & Hedges. LLP in Houston, Texas, or at such other place as Borrower and Lender may agree in writing.

     Section IX.2 Conditions to Closing. As conditions precedent to the making of the Initial Loan hereunder and to the making of any Development Loans, Borrower shall deliver to Lender (except as otherwise provided below) the following documents duly executed and in form and substance satisfactory to
Lender:

          (a)   the Note, multiple counterparts of this Agreement;

          (b) a certificate of the secretary or assistant secretary of Borrower dated the Closing Date, certifying the incumbency of its officers executing this Agreement and any other documents required hereby and certifying resolutions adopted by the board of directors of Borrower authorizing Borrower's execution and delivery of this Agreement, the Note, the Mortgage and all other documents and instruments contemplated by this Agreement;

          (c) a certificate of the president or a vice president of Borrower dated the Closing Date, certifying the truth and accuracy of the representations and warranties of Borrower set forth in this Agreement and Borrower's performance and compliance with all agreements and covenants required by this Agreement to be performed or complied with prior to the making of the Loans;

          (d) a copy of the Articles of Incorporation of Borrower certified by the Secretary of State of the State of Texas and a copy of its bylaws certified by the secretary or an assistant secretary of the Borrower;

          (e) certificates, as of the most recent dates practicable, of the Secretary of State of the State of Texas attesting to Borrower's existence, and from the appropriate governmental authority of each state in which Borrower is qualified to do business as a foreign corporation attesting to such qualification, and from the office of the comptroller of public accounts, department of revenue or taxation, or other appropriate governmental authority of each of the foregoing states, attesting to the good standing of Borrower;

          (f)   evidence of termination and/or releases of the Existing Liens;

          (g) the Mortgage dated as of the Closing Date and in as many counterparts as Lender may require;

          (h) U.C.C.-1 financing statements to be filed under the Uniform Commercial Code;

          (i) the written opinion of Borrower's counsel dated the Closing Date and addressed to Lender in form and substance satisfactory to Lender;

          (j) evidence that Borrower has obtained insurance in accordance with Sections 7.1(p) and (q) hereof;

          (k) a Reserve Report satisfactory to Lender's staff petroleum engineer from an engineer attesting to the quantity of reserves underlying the Properties and their classification (e.g., proved undeveloped), as calculated in accordance with the Society of Petroleum Engineers standards;

          (l) Title Opinions satisfactory to Lender establishing that Borrower has acquired Defensible Title to the Properties, subject only to Permitted Encumbrances and the Existing Liens;

          (m)   a Swap Agreement;

          (n) the results of Uniform Commercial Code searches showing all financing statements and other documents or instruments on file against Borrower, in the Offices of the Secretaries of State of the State of Texas and Louisiana and in the counties or parishes in which Properties are deemed to be located for recording purposes, such search to be as of a date no more than ten (10) days prior to the date of the advance of the Loans;

          (o) any and all fees required under this Agreement as of the date of the making of the relevant Loan are paid in full;

          (p)   the Security Agreement;

          (q)   the Overriding Royalty Interest Conveyance;

          (r)   the Gas Purchase and Sale Agreement;

          (s)   the Cash Collateral Agreement;

          (t)   the Lockbox Agreement; and

          (u) such other documents and instruments as Lender may reasonably request.

     None of the foregoing instruments will be required to be redelivered at the time of the advance of any Development Loans subsequent to the date of the making of the Initial Loan with the exception of those identified in paragraph (c), paragraph (h) (if the operations to be funded by such Development Loan involve the installation of additional major items of Equipment for which Lender desires to file a new UCC-1 or UCC-3), (n) (only if requested by Lender), (o) and (v).

     Section IX.3 Conditions Precedent to Funding. Lender shall not be obligated to make any loan available (other than advances under a Development Loan for which: (i) a conforming Request for Commitment has been submitted to Lender, (ii) the operations covered by such Request for Commitment are Development Operations set forth on Schedule 2.1(b), (iii) Borrower has commenced such Development Operations and (iv) has given Lender written notice thereof) unless the following conditions precedent have been satisfied.

          (a) There is no Event of Default, Unmatured Event of Default or Tax Claim under this Agreement, the Mortgage or any other Loan Document;

          (b) All of Borrower's representations and warranties made in any Loan Document shall be true and correct as if made on the date of such advance (except to the extent that the facts upon which such representation are based have been changed by the extension of credit hereunder);

          (c) Borrower shall have performed and complied with all agreements and conditions in the Loan Documents which are required to be performed or complied with by it on or prior to the date of such Loans;

          (d) No law, regulation, order, judgment or decree of any governmental authority is in effect or pending which shall enjoin, prohibit or restrain such loan or impose, or result in the imposition of, any adverse condition upon Lender;

          (e) Lender shall have received all documents and instruments which Lender has then reasonably requested as to, (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by the Borrower in any Loan Document, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Lender (in reasonable exercise of its discretion) in form, substance, and date;

          (f) Lender shall have received satisfactory due diligence analysis including, but not limited to, financial and operational data, title and environmental review, all such data to be provided by Borrower; and

          (g) Lender shall have received satisfactory information regarding existing gas sales and oil sales with respect to production of Hydrocarbons from or allocable to the Properties, which will include, for gas sales on a well-by-well basis, where applicable, transportation costs, gathering costs, processing costs, gas stream heating content, then-current market prices for gas of similar quality and copies of existing sales contracts and for oil sales, individual well specific gravity of produced oil, transportation costs, sulfur content, purchase bonuses, then-current market prices for oil of similar quality, and copies of existing sales contracts.

                   ARTICLE X: EVENTS OF DEFAULT AND REMEDIES

     Section X.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

          (a) Lender fails to receive its portion of Net Revenue (Net Revenue multiplied by the applicable Dedication Rate) in accordance with Section 2.7(b) when the same is due and payable;

          (b) Projected Net Revenue attributable to Proved Reserves, based on the most recent Reserve Report delivered to Lender after the Closing Date, is insufficient to fully amortize the Loans by their stated maturity;

          (c) Any Loan Document at any time ceases to be valid, binding and enforceable against Borrower for any reason other than its release or subordination made with the consent of Lender, and such cessation is not remedied in full within fifteen (15) days after Borrower receives written notice thereof;

          (d) Any "Event of Default", as defined in the Mortgage (other than an event which is referred to in subsection (a) through (c) of this Section 10.1), occurs under the Mortgage, and the same is not remedied within the applicable period of grace (if any) provided in the Mortgage;

          (e) Borrower fails (other than as referred to in subsections (a) through (d) of this Section 10.1) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure is not remedied within thirty (30) days of the time at which Borrower receives written notice from Lender or otherwise knows or should have known of such failure;

          (f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

          (g) Any Lien against any of the Properties resulting from a Tax Claim for $50,000 or more is asserted against Borrower and such Tax Claim is not withdrawn, formally disputed in good faith, or otherwise disposed of within thirty days (30) thereafter;

          (h) Subject to Permitted Encumbrances, and except for such resulting from any failure by Lender to duly file applicable Security Documents executed and delivered by

     Borrower or applicable UCC-3 continuation filings not required to be executed by Borrower, Lender shall at any time not have a perfected first priority security interest and/or Lien on all or any part of the Collateral;

          (i) Borrower's Working Interest and/or Net Revenue Interest constituting any Property is decreased, other than by virtue of the Overriding Royalty Interest Conveyance, from those set forth in Exhibit A to the Mortgage other than pursuant to a Permitted Encumbrance or with the prior written consent of Lender;

          (j)   Borrower:

               (i) has entered against it a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of ninety (90) days; or

               (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

               (iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by or acquiesced to by it; or

               (iv) suffers the entry against it of a final judgment for the payment of money in excess of $250,000, unless the same is covered by insurance or is discharged within sixty (60) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

               (v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty (60) days after the entry or levy thereof or after any stay is vacated or set aside; or

               (vi) fails to pay any Indebtedness in excess of $50,000.00 relating to the Properties (other than Indebtedness hereunder) or any interest or premium thereon when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after any applicable grace period specified in the agreement or instrument relating to such Indebtedness or any other event shall occur and continue after any applicable grace period specified in such agreement or instrument, if the effect of such default or event is to accelerate or permit the acceleration of, the maturity of such Indebtedness (in excess of $50,000.00), or if, as the result of such a default, any such Indebtedness (in excess of $50,000.00) shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof.

          (k) Both T. Paul Bulmahn and Gerald W. Schlief cease to be involved actively in the management of the Borrower.

     Section X.2 Acceleration.

          (a) Automatic Acceleration. Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of Section 10.1, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each obligor who at any time ratifies or approves this Agreement. After any acceleration under this subsection, any obligation of Lender to make any further Loans or advances of any kind under any Loan Document shall at the option of Lender be permanently terminated.

          (b) Partial Acceleration. Upon the occurrence and during the continuance of any Event of Default described in subsection (a), (c), (d) or (e) of Section 10.1 with respect to any Obligation owing or Loan Document executed in connection therewith, Lender at any time and from time to time may declare any and all such Obligations immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. Upon Lender's acceleration of any or all of the Obligations, it shall use commercially reasonable efforts to give Borrower reasonably contemporaneous written notice thereof, but any inadvertent error in the timing or manner of giving such notice shall not affect, in any way, the otherwise proper acceleration under the terms of this Agreement of such Obligations.

          (c) Tax Claims. Upon the occurrence and during the continuance of an Event of Default described in subsection (g) of Section 10.1, Lender may at any time and from time to time and without notice to Borrower, except as may otherwise be required hereunder, declare any or all of the Obligations associated with such Tax Claim (or which Lender in its reasonable discretion believes will be likely to become associated with such Tax Claim or any similar future Tax Claim) immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. Upon Lender's acceleration of any or all of the Obligations, it shall use commercially reasonable efforts to give Borrower reasonably contemporaneous written notice thereof, but any inadvertent error in the timing or manner of giving such notice shall not affect, in any way, the otherwise proper acceleration under the terms of this Agreement of such Obligations.

          (d) Other Acceleration. Upon the occurrence and during the continuance of any Event of Default not described in the preceding subsections (a), (b) or (c) of this Section 10.2, Lender may at any time and from time to time and without notice to Borrower, except as may otherwise be required hereunder, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. Upon Lender's acceleration of any or all of the Obligations, it shall use commercially reasonable efforts to give Borrower reasonably contemporaneous written notice thereof, but any inadvertent error in the timing or manner of giving such notice shall not affect, in any way, the otherwise proper acceleration under the terms of this Agreement of such Obligations.

     Section X.3 Remedies. If any Event of Default shall occur and be continuing, Lender's obligation to make any Development Loans shall be suspended, except as expressly provided to the contrary herein, and Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Lender may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity. Notwithstanding the foregoing, the payment of the Obligations of Borrower shall be made solely from the cash flows from the Collateral, or in the Event of Default by Borrower, from any amounts derived from the exercise by Lender of its rights hereunder, or under any other Loan Document, with regard to the Collateral including proceeds of foreclosure; but without recourse by Lender to any of the cash flows, properties or other assets of Borrower not included in or derived from the Collateral. If any Unmatured Event of Default shall occur and be continuing, Lender's obligation to make any

Development Loans shall be suspended, except as expressly provided to the contrary herein, so long as any such Unmatured Events of Default or resulting Event of Default is continuing.

     Section X.4 Indemnity. Except to the extent expressly provided otherwise in another Loan Document, Borrower agrees to indemnify Lender, upon written demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against Lender growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents or the transactions and events including the enforcement or defense thereof at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LENDER PROVIDED THAT NO PERSON SHALL BE ENTITLED UNDER THIS SECTION TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS CAUSED BY SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. As used in this section the term "Lender" shall refer not only to the Person designated as such in Section 1.1, but also to its lender(s) and members and, with respect to each of the foregoing, each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

                           ARTICLE XI: MISCELLANEOUS

     Section XI.1 Waivers and Amendments; Acknowledgments and Admissions.

          (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Lender in exercising any right, power or remedy which Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

          (b) Acknowledgments and Admissions. Borrower hereby represents, warrants and acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made independent decisions to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Lender to Borrower as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) Lender owes no fiduciary duty to Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between Borrower and Lender, (vii) should an Event of Default or Unmatured Event of Default occur or exist Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Unmatured Event of Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Unmatured Event of Default or any other provision of the Loan Documents, and (ix) Lender has relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to make the Loans.

     THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section XI.2 Survival of Agreements: Cumulative Nature. Lender may assign and/or transfer its rights and privileges under the Loan Documents at any time and from time to time; provided that Lender shall remain liable to perform, or cause to be performed, its obligations to Borrower under the terms of the Loan Documents. All of the various representations, warranties, covenants and agreements of Borrower in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Lender and all of

Lender's obligations to Borrower are terminated. The representations, warranties and covenants made by Borrower in the Loan Documents, and the rights, powers and privileges granted to Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to Lender of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

     Section XI.3 Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail three
(3) business days after deposit in the mail.

     For mail delivery to:

          ATP Oil and Gas Corporation
          Attn: T. Paul Bulmahn, President
          4600 Post Oak Place, Suite 230
          Houston, Texas 77027

     with copies to:

          David G. Dunlap
          Jackson Walker L.L.P.
          1100 Louisiana, Suite 4200
          Houston, Texas 77002

     For mail delivery to:

          Aquila Energy Capital Corporation
          909 Fannin, Suite 1850
          Two Houston Center
          Houston, Texas 77010-1007
     with copies to:

          Michael L. Grove
          Porter & Hedges, L.L.P.
          700 Louisiana, Suite 3500
          Houston, Texas 77002

     Section XI.4 Parties in Interest; Transfers. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Lender, which consent shall not unreasonably be withheld or delayed. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     Section XI.5 Governing Law; Submission to Process. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document or mandatorily governs a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to principles of conflicts of law. This Agreement has been entered into in Houston, Texas and shall be performable for all purposes in Harris County, Texas. Subject to the provisions of Article XII, courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Lender, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Agreement or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

     Section XI.6 Limitation on Interest. Lender, Borrower and any other parties to any Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrower nor any present or future guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender's or such holder's option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable under any specific circumstance exceeds the maximum amount permitted under applicable law, Lender and Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

     Section XI.7 Termination; Limited Survival. In their sole and absolute discretion, Borrower and Lender may each, at any time that no Obligations are owing, elect in a notice delivered to the other to terminate this Agreement; provided that prior to the Drawdown Termination Date the Lender shall not, without the written consent of Borrower, be entitled to terminate its commitment to make additional Development Loans. Upon receipt of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from any prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrower or Lender in any Loan Documents, and any obligations which any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Lender shall prepare and execute all necessary instruments to release and effect such termination of the Loan Documents; provided however, that nothing in this Section 11.7 shall affect any and all continuing rights, validity and enforceability of the ORRI.

     Section XI.8 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section XI.9 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

     Section XI.10 Further Assurances. The parties agree (a) to furnish upon written request to each other such information, (b) to execute and deliver to each other such documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Loan Documents.

     Section XI.11 Waiver of Punitive Damages, Etc. BORROWER AND LENDER HEREBY
(a) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY ARBITRATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES;
(b) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ARBITRATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

     Section XI.12 Representations and Warranties of Lender. To confirm Borrower's understanding concerning Lender and Lender's business and obligations, and to induce Borrower to enter into this Agreement and to make the Loans, Lender represents and warrants to Borrower that:

          (a) Organization and Good Standing. Lender is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having all powers necessary to carry on its business and to enter into and consummate the transactions contemplated by the Loan Documents.

          (b) Authorization. Lender has taken all actions necessary to authorize the execution and delivery of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder, subject to satisfaction of the terms and conditions of the Loan Documents. Lender is duly authorized to lend funds hereunder, subject to satisfaction of the terms and conditions of the Loan Documents.

          (c) No Conflicts or Consents. Except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third-party is required in connection with the execution, delivery or performance by Lender of any Loan Document or to consummate any transaction contemplated by the Loan Documents.

          (d) Enforceable Obligations. This Agreement is, and the other Loan Documents when executed and delivered by Lender will be, legal, valid and binding obligations of Lender, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of debtor's rights or by principles of equity applicable to the enforcement of debtor's rights generally.

          (e) Compliance with Agreement and Law. Lender will perform all material obligations it is required to perform under the terms of the Loan documents. Lender will conduct its business and affairs in material compliance with laws, regulations and orders applicable thereto.

                           ARTICLE XII: ARBITRATION

     Section XII.1  Arbitration

          (a) Borrower and Lender and any other obligor party (the "parties") will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any party to the other parties in accordance with the terms of
     Section 11.3 hereof, and the parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight consecutive hours of mediated negotiations in Houston, Texas within thirty (30) days after the notice is first sent. If, within ten
     (10) days after the initial notice, the parties are not able to agree upon a mediator, the parties shall immediately proceed to arbitration. Fees and expenses of the mediator shall be borne equally by Borrower and Lender.

          (b) No litigation or other proceeding may ever be instituted at any time in any court for any purpose, except as may be set forth in Section 12.1(h) hereof.

          (c) If a controversy or dispute is not resolved after completion of the negotiation process described in subsection (a) above, then, upon notice by any party to the other parties (an "Arbitration Notice") and to AAA, the controversy or dispute shall be submitted to an arbitration panel for binding arbitration in Houston, Texas, in accordance with AAA's Commercial Arbitration Rules (the "Rules"). The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C.
     Section 1-16. The award or judgment of the arbitration panel shall be final and binding on all parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel will be shared by all parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrators, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceeding and complying with the Rules and with orders and requests of the arbitrators.

          (d) Promptly after the Arbitration Notice is given, each party will select an arbitrator and the arbitrators so selected will in turn select an independent and impartial third arbitrator. If the arbitrators selected by the parties are unable to agree on a third arbitrator, then one of the parties shall notify AAA and AAA shall select the third arbitrator. The decision of AAA with respect to the selection of the third arbitrator will be final and binding in such case. Such three arbitrators will constitute the arbitration panel. Any arbitration regarding the Purchase Price for the ORRI shall be conducted by arbitrators who are petroleum engineers employed by one or more of the firms designated in Section 7.1(f) hereof.

          (e) Within 10 days after the selection of the arbitration panel, the parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitration panel will set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible.

          (f) Any arbitral award may be enforced in a District Court of the State of Texas sitting in Houston, Texas or in the United States District for the Southern District of Texas, Houston Division, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the parties hereby irrevocably waive to the fullest extent permitted by law any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (g) The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

          (h) The provisions of this Section 12.1 relating to arbitration of disputes shall not apply to litigation that is instituted for the sole purpose of either: (i) compelling a party to submit to arbitration in accordance with the provisions of this Section 12.1, or (ii) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 12.1.

          (i) The provisions of this Article XII shall terminate immediately if, as and when the party originally identified herein as "Lender" no longer owns any rights or interests under this Agreement and the Obligations of Borrower arising pursuant hereto; provided that if any arbitration under the provisions of this Article has been initiated prior to the time that such Lender no longer owns any such rights or interests under this Agreement and the Obligations, the provisions of this Article shall continue to be applicable to any such arbitration that has been commenced.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.


                              BORROWER:

                              ATP Oil & Gas Corporation


                              By:
                                 --------------------------------
                                    T. Paul Bulmahn
                                    President



                              LENDER:

                              Aquila Energy Capital Corporation


                              By:
                                 --------------------------------
                                    Kenneth F. Wyatt
                                    Vice President

                                 NOTICE TO BORROWER

THIS WRITTEN CREDIT AGREEMENT IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN BORROWER AND LENDER. THIS WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER.

     Affirmation of No Unwritten Oral Credit Agreements. Borrower and Lender affirm by the initials below of their authorized officers or representatives that no unwritten, oral credit agreement exists between them.


     Borrower's                 Lender's
     Representative's           Representative's
     Initials                   Initials